Exhibit 99.1

FOR RELEASE, Thursday, June 27, 2013	For Further Information Contact:
5:30 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2013 SECOND QUARTER RESULTS
Revenues Increase 73% to $524.4 Million
Deliveries Up 39%; Average Selling Price Increases 25%
Net Order Value Increases 27% to $639.6 Million; Backlog Value Up 19% to $826.6 Million
LOS ANGELES (June 27, 2013) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its second quarter ended May 31, 2013. Highlights and developments include the following:
Three Months Ended May 31, 2013

•
Revenues increased 73% to $524.4 million from $302.9 million for the year-earlier quarter, reflecting an increase in the number of homes delivered and higher average selling prices across all of the Company’s homebuilding regions.

◦	Homes delivered rose 39% from the year-earlier quarter to 1,797 homes, the seventh consecutive quarter of year-over-year growth.

◦
The Company’s overall average selling price of $290,400 increased $57,400, or 25%, from the second quarter of 2012, marking the highest second quarter average selling price since 2006 and the twelfth consecutive quarter of year-over-year improvement.

▪
The higher average selling price reflected the Company’s ongoing strategy of repositioning its operations into higher-performing choice locations in land-constrained growth markets that feature greater demand for larger homes, and continued emphasis on pricing discipline to drive profitability. It also resulted from a greater percentage of homes delivered from the Company’s West Coast homebuilding region, where the Company has prioritized its investments, as well as the overall market increases in home prices.

▪
Compared to the year-earlier quarter, average selling prices increased 15% in each of the Company’s West Coast and Central homebuilding regions, 26% in the Southwest homebuilding region and 16% in the Southeast homebuilding region.

•
Homebuilding operating income of $8.7 million improved by $24.2 million from an operating loss of $15.5 million for the year-earlier quarter. As a percentage of homebuilding revenues, the Company’s homebuilding operating income improved by 680 basis points to 1.7%, compared to the year-earlier operating loss.

◦	The Company produced a second quarter operating profit for the first time since 2006, and has now reported operating income for the past four quarters.

◦
Operating income for the current quarter included a $15.9 million charge associated with water intrusion-related repairs at certain of the Company’s communities in central and southwest Florida. Excluding this charge, the Company had operating income of $24.6 million for the quarter.

▪
The housing gross profit margin was 15.1%, compared to 15.8% in the year-earlier quarter. The current quarter housing gross profit margin included the water intrusion-related charge and land option contract abandonment charges of $.3 million.

*
In the second quarter of 2012, the housing gross profit margin included favorable warranty adjustments of $11.2 million and insurance recoveries of $10.0 million, which were partly offset by inventory impairment charges of $9.9 million.

*
The Company’s adjusted housing gross profit margin, which excludes the above-mentioned charges and items, improved by 610 basis points to 18.2% for the current quarter from 12.1% for the year-earlier quarter.

*
The year-over-year improvement in the Company’s adjusted housing gross profit margin was primarily due to the Company’s ongoing execution of strategies targeting growth and profitability, including its investments in higher-performing choice locations, and actions to optimize prices for its homes and generate greater operating efficiencies.

▪
Compared to the year-earlier quarter, selling, general and administrative expenses as a percentage of housing revenues improved by 760 basis points to 13.4%, the Company’s lowest second-quarter level since 2006.

*
Reflecting higher homebuilding revenues, the Company’s selling, general and administrative expenses increased to $70.1 million in the current quarter from $63.1 million in the same quarter a year ago. The Company generated homebuilding revenue growth of $221.2 million compared to the year-earlier quarter with only a limited increase in selling, general and administrative expenses. In addition, the

2012 second quarter included a charge of $8.8 million associated with a court judgment on a contract dispute matter that the Company is appealing.

*	The improved selling, general and administrative expense ratio reflected both higher revenues and the Company’s continued focus on containing and leveraging its overhead.

•	Interest expense of $14.5 million was flat with the year-earlier quarter.

•
The Company’s financial services operations generated pretax income of $2.0 million, compared to $1.5 million for the year-earlier quarter. In January, the Company formed a mortgage banking company — Home Community Mortgage — in partnership with its preferred mortgage lender, Nationstar Mortgage LLC, that is expected to begin offering mortgage banking services to the Company’s homebuyers in the latter part of the year.

•
The Company’s net loss improved by $21.1 million, or 88%, to $3.0 million, compared to a net loss of $24.1 million in the second quarter of 2012. On a diluted per share basis, the Company’s net loss also improved substantially to $.04 from $.31.

◦	Excluding the $15.9 million water intrusion-related charge, the Company generated net income of $12.9 million for the 2013 second quarter versus the net loss reported.
Six Months Ended May 31, 2013

•	Revenues totaled $929.6 million, up 67% from $557.4 million for the year-earlier period.

•	Homes delivered increased 35% to 3,282, up from 2,440 in the six months ended May 31, 2012.

•	The overall average selling price of $281,700 was up 24% year over year from $226,400 in 2012.

•	Homebuilding operating income totaled $9.1 million, a significant improvement from an operating loss of $46.7 million for the corresponding period of 2012.

•	The Company’s net loss of $15.4 million, or $.19 per diluted share, narrowed by $54.5 million from the net loss of $69.9 million, or $.91 per diluted share, for the six months ended May 31, 2012.
Backlog and Net Orders

•	Potential future housing revenues in backlog at May 31, 2013 increased to $826.6 million, up 19% from $693.4 million at May 31, 2012.

◦	The number of homes in the Company’s backlog rose 6% to 3,128 at May 31, 2013 from 2,962 at May 31, 2012.

•	The overall value of second quarter net orders was $639.6 million, up 27% from $503.1 million in the year-earlier quarter.

◦	Each of the Company’s homebuilding regions generated a year-over-year increase in net order value, ranging from 10% in the Southwest region to 46% in the Southeast region.

•	The Company generated 2,162 net orders in the second quarter of 2013, up 6% from 2,049 net orders in the year-earlier quarter.

◦
The year-over-year increase in net orders reflected growth in the Company’s Central and Southeast homebuilding regions of 8% and 31%, respectively, partly offset by lower net orders in its West Coast and Southwest homebuilding regions.

◦
The second quarter cancellation rate as a percentage of gross orders was 27% in 2013, essentially flat with 26% in 2012. As a percentage of beginning backlog, the second quarter cancellation rate was 29% in 2013 and 32% in 2012.

Balance Sheet

•
Cash, cash equivalents and restricted cash totaled $580.9 million at May 31, 2013, compared to $668.7 million at February 28, 2013 and $567.1 million at November 30, 2012. The Company’s cash, cash equivalents and restricted cash at May 31, 2013 decreased by $87.8 million from the end of the 2013 first quarter, largely due to inventory growth of $91.6 million during the same period.

◦	The Company’s unrestricted cash and cash equivalents decreased by $85.4 million to $538.6 million from $624.0 million at February 28, 2013.

◦
Reflecting land and land development investment activity during the quarter, the Company’s operating activities used net cash of $56.6 million, compared to $19.7 million provided in the second quarter of 2012.

•	Inventories increased to $2.03 billion at May 31, 2013 from $1.71 billion at November 30, 2012.

◦
The Company’s land and land development investments rose to $574.7 million for the six months ended May 31, 2013 from $195.5 million for the year-earlier period, reflecting strategic investments made in each of the Company’s homebuilding regions to promote profitable growth.

◦	The Company owned or controlled 52,725 lots at May 31, 2013, an increase of 18% from 44,752 lots owned or controlled at November 30, 2012.

•
The Company’s debt balance of $1.94 billion at May 31, 2013 increased from $1.72 billion at November 30, 2012, mainly due to the public issuance of $230 million of convertible senior notes in the 2013 first quarter.

•
On March 12, 2013, the Company entered into a $200 million unsecured revolving credit facility with a syndicate of financial institutions. The facility contains an accordion feature under which the aggregate commitment may be increased to up to $300 million, subject to certain conditions and the availability of additional bank commitments. The new facility supports the Company’s capital structure by providing an additional source of readily accessible liquidity. The Company had no borrowings outstanding under its unsecured revolving credit facility as of May 31, 2013.

•
Stockholders’ equity increased to $470.8 million at May 31, 2013 from $376.8 million at November 30, 2012, mainly reflecting the Company’s public issuance of 6,325,000 shares of its common stock in the first quarter of 2013.

Management Comments
“Our strong second quarter results demonstrate the successful execution of our business strategies and improved operating leverage,” said Jeffrey Mezger, president and chief executive officer. “In particular, our ongoing investment strategy to reposition our operations continues to produce favorable returns. Combined with our community placement and product initiatives, our actions to optimize pricing and margins while maintaining a healthy pace of net orders per community have generated substantial increases in our net order value, average selling price, revenues and operating income, and significantly expanded our housing gross margin. KB Home is well positioned in some of the strongest housing markets across the country. With the limited supply of homes available for sale and robust demand in many of our served markets, we have deliberately emphasized price and value creation over sales pace to effectively optimize our land assets. Reflecting these strategic priorities, our overall net order unit growth moderated, while our net order value increased significantly from a year ago.”
“We believe there are considerable opportunities for profitable growth in the markets where we operate, particularly in the largest consumer segments represented by first-time and first move-up homebuyers, that currently comprise the majority of our business,” continued Mezger. “Our strategic approach, accompanied by solid housing market conditions that are steadily strengthening, continues to drive positive momentum in our operations. Looking forward, we will continue to leverage our successful business strategies and pursue additional investment opportunities to accelerate top line growth and enhance profitability. Our outlook for 2013 remains favorable even with the second quarter charge associated with water intrusion repairs, which we believe puts the financial impact of the matter behind us. We remain confident that we are on course to achieve a solidly profitable 2013, with meaningful profits expected in each of the final two quarters of the year, and will continue to build positive momentum entering 2014.”
Earnings Conference Call
The conference call on the second quarter 2013 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in the most recent study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; decisions by lawmakers on federal fiscal policies, including those relating to taxation and government spending; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California), revenue growth, asset optimization, asset activation, local field management and talent investment, and overhead reduction and cost management; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the performance of Nationstar Mortgage as our preferred mortgage lender; the ability of Home Community Mortgage to become operational in all of our served markets as and by the time currently anticipated; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months and Three Months Ended May 31, 2013 and 2012
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2013	2012	2013	2012
Total revenues	$929,625	$557,410	$524,406	$302,852
Homebuilding:
Revenues	$924,604	$552,500	$521,788	$300,605
Costs and expenses	(915,459)	(599,185)	(513,097)	(316,141)
Operating income (loss)	9,145	(46,685)	8,691	(15,536)
Interest income	436	246	232	111
Interest expense	(29,747)	(30,755)	(14,507)	(14,469)
Equity in loss of unconsolidated joint ventures	(1,002)	(315)	(567)	(243)
Homebuilding pretax loss	(21,168)	(77,509)	(6,151)	(30,137)
Financial services:
Revenues	5,021	4,910	2,618	2,247
Expenses	(1,471)	(1,528)	(636)	(693)
Equity in income (loss) of unconsolidated joint venture	1,087	89	(4)	(53)
Financial services pretax income	4,637	3,471	1,978	1,501
Total pretax loss	(16,531)	(74,038)	(4,173)	(28,636)
Income tax benefit	1,100	4,100	1,200	4,500
Net loss	$(15,431)	$(69,938)	$(2,973)	$(24,136)
Basic and diluted loss per share	$(.19)	$(.91)	$(.04)	$(.31)
Basic and diluted average shares outstanding	81,526	77,097	83,605	77,105

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31, 2013	November 30, 2012
Assets
Homebuilding:
Cash and cash equivalents	$538,571	$524,765
Restricted cash	42,322	42,362
Receivables	66,121	64,821
Inventories	2,029,390	1,706,571
Investments in unconsolidated joint ventures	122,800	123,674
Other assets	103,797	95,050
	2,903,001	2,557,243
Financial services	9,120	4,455
Total assets	$2,912,121	$2,561,698

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$117,804	$118,544
Accrued expenses and other liabilities	378,149	340,345
Mortgages and notes payable	1,943,275	1,722,815
	2,439,228	2,181,704
Financial services	2,077	3,188
Stockholders’ equity	470,816	376,806
Total liabilities and stockholders’ equity	$2,912,121	$2,561,698

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2013 and 2012
(In Thousands — Unaudited)

	Six Months		Three Months
	2013	2012	2013	2012
Homebuilding revenues:
Housing	$924,604	$552,500	$521,788	$300,605
Land	—	—	—	—
Total	$924,604	$552,500	$521,788	$300,605

	Six Months		Three Months
	2013	2012	2013	2012
Costs and expenses:
Construction and land costs
Housing	$786,263	$484,873	$442,998	$253,041
Land	—	—	—	—
Subtotal	786,263	484,873	442,998	253,041
Selling, general and administrative expenses	129,196	114,312	70,099	63,100
Total	$915,459	$599,185	$513,097	$316,141

	Six Months		Three Months
	2013	2012	2013	2012
Interest expense:
Interest incurred	$67,911	$58,017	$34,489	$29,609
Loss on early extinguishment of debt	—	2,003	—	—
Interest capitalized	(38,164)	(29,265)	(19,982)	(15,140)
Total	$29,747	$30,755	$14,507	$14,469

	Six Months		Three Months
	2013	2012	2013	2012
Other information:
Depreciation and amortization	$3,327	$2,128	$1,891	$1,157
Amortization of previously capitalized interest	40,271	27,694	21,566	15,025

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2013 and 2012
(Unaudited)

	Six Months		Three Months
	2013	2012	2013	2012
Average sales price:
West Coast	$434,800	$372,300	$460,400	$402,000
Southwest	225,300	181,900	223,900	177,800
Central	187,700	164,300	188,900	163,700
Southeast	224,400	193,100	227,500	195,800
Total	$281,700	$226,400	$290,400	$233,000

	Six Months		Three Months
	2013	2012	2013	2012
Homes delivered:
West Coast	1,103	639	594	330
Southwest	351	327	211	157
Central	1,208	1,023	637	536
Southeast	620	451	355	267
Total	3,282	2,440	1,797	1,290

	Six Months		Three Months
	2013	2012	2013	2012
Net orders:
West Coast	1,117	889	587	600
Southwest	388	369	189	229
Central	1,621	1,447	968	900
Southeast	707	541	418	320
Total	3,833	3,246	2,162	2,049

	May 31, 2013		May 31, 2012
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	698	$337,878	713	$301,652
Southwest	220	48,524	245	43,518
Central	1,562	296,949	1,442	237,558
Southeast	648	143,262	562	110,680
Total	3,128	$826,613	2,962	$693,408

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Six Months and Three Months Ended May 31, 2013 and 2012
(In Thousands, Except Percentages — Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Six Months		Three Months
	2013	2012	2013	2012
Housing revenues	$924,604	$552,500	$521,788	$300,605
Housing construction and land costs	(786,263)	(484,873)	(442,998)	(253,041)
Housing gross profits	138,341	67,627	78,790	47,564
Add: Inventory impairment and land option contract abandonment charges	284	16,509	284	9,937
Water intrusion-related charges	17,547	—	15,873	—
Less: Warranty adjustments	—	(11,162)	—	(11,162)
Insurance recoveries	—	(10,000)	—	(10,000)
Adjusted housing gross profits	$156,172	$62,974	$94,947	$36,339
Housing gross profit margin as a percentage of housing revenues	15.0%	12.2%	15.1%	15.8%
Adjusted housing gross profit margin as a percentage of housing revenues	16.9%	11.4%	18.2%	12.1%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before inventory impairment and land option contract abandonment charges, water intrusion-related charges, warranty adjustments and insurance recoveries (as applicable) associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairment and land option abandonment charges, water intrusion-related charges, warranty adjustments and insurance recoveries.